EXHIBIT 99.1
                                  PRESS RELEASE

                                  NEWS RELEASE


Contact:          R. Christopher Minor
                  Sr. Vice President and CFO
                  CareAdvantage, Inc.
                  (732) 602-7000

FOR IMMEDIATE RELEASE



CareAdvantage Executes Debt Conversion Transaction

Iselin, New Jersey, August 16, 2001-- CareAdvantage, Inc. (OTC: CADV) (the "Company") announced today that Horizon Blue Cross Blue Shield of New Jersey ("BCBS") and one of BCBS's subsidiaries, Horizon Healthcare of New Jersey, Inc., converted approximately $1.6 million owed to them by the Company into 15,777,400 shares of the Company's common stock. The conversion was undertaken pursuant to a previously-announced Satisfaction of Debt Agreement made last year. BCBS is one of the Company's major stockholders owning approximately 54% of its currently outstanding common stock after the conversion.

Dennis Mouras, the Company's Chief Executive Officer, stated, "The additional investment by Horizon strengthens their commitment and is another significant step in improving the Company's financial position. Along with the Company's improving operating performance, we believe this transaction puts us in an excellent position to enhance our banking and financial relationships."

Certain  statements  in  this  News  Release  may  constitute   "forward-looking
statements" under the Private Securities Litigation Reform Act of 1995, including those concerning management's plans, intentions and expectations with respect to future financial performance and future events, particularly relating to revenues from performance-based services and re-negotiation of existing and new contracts with customers. Such statements involve known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, and which could cause actual results and outcomes to differ materially from those expressed herein. Although the Company believes that its plans, intentions and expectations reflected in such forward looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Certain risk factors exist, such as the ability to generate new business, the Company's ability to manage its costs under its contracts, and the Company's inability to prevent its customers from terminating existing contracts by invoking standard termination clauses, as well as other inherent contractual risks, which are beyond the control of the Company, could have a material adverse impact on the Company or prevent the Company from achieving the growth or obtaining the results discussed. For a more complete discussion of these and other risk factors, please see "Cautionary Statements" in Item 6 of the Company's Form 10-KSB for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission on March 30, 2001. CareAdvantage, Inc. as a care management resource company, provides a full spectrum of products and services inclusive of consulting, outsourcing, training and information management options, that complement the managed care and insurance industry care management continuum.